FIRST AMENDMENT TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT

     Amendment, dated as of January 19, 1998 (the "Amendment"), between USF&G Corporation, a Maryland corporation (the "Company"), and The Bank of New York, a New York corporation (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to the Amended and Restated Rights Agreement dated as of March 11, 1997 (the "Agreement");

     WHEREAS, the Company has delivered an appropriate certificate as described in Section 26 of the Agreement; and


     WHEREAS, pursuant to Section 26 of the Agreement, the Company and the Rights Agent desire to amend the Agreement as set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Amendments to Section 1.

     (a)  Section  1(d)  of  the  Agreement   relating  to  the  definitions  of
"Beneficial Owner" and "beneficially own" is amended by adding the following at the end thereof:

     "Notwithstanding anything contained in this Agreement to the contrary, neither Parent or Merger Sub, nor any of their Affiliates or Associates, shall be deemed to be the Beneficial Owner of, nor to beneficially own, any of the Common Shares of the Company solely by virtue of the approval, execution or delivery of the Merger Agreement or the Option Agreement, the purchase of Common Shares pursuant to the Option Agreement or the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Option Agreement."

     (b) Section 1 of the Agreement is amended by adding the following at the end thereof:

     "(y) The following additional terms have the meanings indicated:

     "Merger" shall mean the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Maryland upon the terms and subject to the conditions set forth in the Merger Agreement.

     "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of January 19, 1998, by and among The St. Paul Companies, Inc., SP Merger Corporation and USF&G Corporation."


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

     "Merger Sub" shall mean SP Merger Corporation, a Maryland corporation.

     "Option Agreement" shall mean the Option Agreement, dated as of January 19, 1998, by and between The St. Paul Companies, Inc. and USF&G Corporation.

     "Parent" shall mean The St. Paul Companies, Inc., a Minnesota corporation.

     Section 2. Expiration Date.

     Section 7(a) of the Agreement is hereby amended by replacing the word "or" with a comma immediately prior to the symbol "(iii)" and by adding to the end thereof the following:

", or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger; whereupon the Rights shall expire."

     Section 3. New Section 35.

     The following is added as a new Section 35 to the Agreement:

     "Section 35. Parent Merger, etc.

     Notwithstanding anything in this Agreement to the contrary, none of the approval, execution or delivery of the Merger Agreement or the Option Agreement, the purchase of Common Shares solely pursuant to the Option Agreement, or the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Option Agreement shall cause (i) Parent or Merger Sub or any of their Affiliates or Associates to be deemed an Acquiring Person, (ii) a Share Acquisition Date to occur, (iii) a Distribution Date to occur in accordance with the terms hereof, which Distribution Date, if any, shall instead be indefinitely deferred until such time as the Board of Directors may otherwise determine, or
(iv) a Triggering Event."

     Section 4. Severability.

     If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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

     Section 5. Governing Law.

     This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

     Section 6. Counterparts.

     This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 7. Effect of Amendment.

     Except as expressly modified herein, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                                     USF&G CORPORATION



/s/ John F. Hoffen                          /s/ Ronald Mishler
---------------------                       -------------------------------
By:    John F. Hoffen                       By:   Ronald Mishler
Title: Secretary                            Title:  Chief Financial Officer



Attest:                                     THE BANK OF NEW YORK



                                            /s/ Stephen M. Gilbert
------------------------                    ----------------------
By:                                         By:  Stephen M. Gilbert
Title:                                      Title: Assistant Treasurer

















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